CERTIFICATE OF TRUST
                                       OF
                    LEHMAN BROTHERS INVESTOR LIQUIDITY SERIES

This Certificate of Trust is being duly executed and filed on behalf of the statutory trust formed hereby by the undersigned, all of the trustees of the Trust, to form a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. C. ss. 3801 et seq.).

                                   ARTICLE I
                                   ---------

The name of the statutory trust formed hereby is:

         "Lehman Brothers Investor Liquidity Series" (the "Trust").

                                   ARTICLE II
                                   ----------

The name and business address of a trustee of the Trust is:

               Peter E. Sundman
               605 Third Avenue, 2nd Floor
               New York, NY 10158

                                  ARTICLE III
                                  -----------

The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. ss.ss. 80a-1 et seq.).

                                   ARTICLE IV
                                   ----------

The address of the registered office of the Trust in the State of Delaware is:

               c/o The Corporation Service Company
               2711 Centerville Road, Suite 400
               Wilmington, New Castle County, Delaware 19808.

                                   ARTICLE V
                                   ---------

The address of the registered agent for service of process on the Trust in the State of Delaware is:

               c/o The Corporation Service Company
               2711 Centerville Road, Suite 400
               Wilmington, New Castle County, Delaware 19808.

The name of the registered agent at such address is:

               The Corporation Service Company.

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                                   ARTICLE VI
                                   ----------

      The Trust Instrument relating to the Trust provides for the issuance of one or more series of shares of beneficial interest in the Trust. Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separately from the assets of the Trust associated solely with any other series. As provided in the Trust Instrument, (i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or assets belonging to any other series, and (ii) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally that have not been allocated to a specified series, or with respect to any other series, shall be enforceable against the assets of such specified series.

                                  ARTICLE VII
                                  -----------

      This Certificate of Trust shall become effective upon filing in the Office of the Secretary of State of Delaware.

      IN WITNESS WHEREOF, the undersigned have executed this Certificate of Trust as of this 10th day of February, 2005.


                      LEHMAN BROTHERS INVESTOR LIQUIDITY SERIES


                      /s/ Peter E. Sundman
                      ---------------------
                      Name: Peter E. Sundman
                      Title: Trustee


                      /s/ Claudia A. Brandon
                      ---------------------
                      Name: Claudia A. Brandon
                      Title: Trustee

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